Exhibit 99.1

HOOKIPA Pharma Announces Leadership Changes to Intensify Focus on HB-200

July 22, 2024 at 8:30 AM EDT

•	Director Dr. Malte Peters named Chief Executive Officer and Director Terry Coelho named Executive Vice President and Chief Financial Officer

•	Company is conducting a review of its business operations and strategy to determine best path to create shareholder value and realize the full potential of HB-200

•	Sean Cassidy appointed to the Board of Directors

NEW YORK and VIENNA, July 22, 2024 (GLOBE NEWSWIRE) -- HOOKIPA Pharma Inc. (NASDAQ: HOOK) (”HOOKIPA” or the “Company”), a company developing a new class of immunotherapeutics based on its proprietary arenavirus platform, today announced the appointment of Directors Dr. Malte Peters as Chief Executive Officer and Terry Coelho as Executive Vice President and Chief Financial Officer, effective July 22, 2024. They will both retain their positions on the Board of Directors (“Board”).

They succeed Jörn Aldag and Reinhard Kandera as CEO and CFO, respectively, who will be leaving the Company and stepping down from the Board.

Dr. Peters and Ms. Coelho, in close collaboration with the Board, will lead a review of HOOKIPA’s business strategy and operations to determine the best path to realize the full potential of HB-200 and create shareholder value. The review process will not impact HOOKIPA’s operations or clinical trials.

Dr. Jan van de Winkel, Chairman of the Board, said: “HOOKIPA has entered a critical new phase of its development for HB-200. The Company has received PRIME designation from the European Medicines Agency, reached alignment on a clinical development strategy with the U.S. Food and Drug Administration with a path to potential accelerated approval, and announced the pivotal Phase 2/3 trial design. The Company also continues to advance its other development programs, including those in collaboration with Gilead, with the first person recently dosed in the Phase 1b clinical trial of HB-500 for the treatment of HIV.

“The Board of Directors determined that Dr. Peters and Ms. Coelho are the right leaders to help the Company execute through this next stage of development and realize the significant opportunity HB-200 represents, with the aim of ensuring that the Company’s attractive business prospects result in value for shareholders. Dr. Peters is a seasoned executive with deep experience in bringing new therapies to patients, while Ms. Coelho is a proven CFO with significant expertise in business strategy and development, finance, and M&A,” Dr. van de Winkel continued.

The Company also announced that Sean Cassidy will join its Board of Directors, Audit Committee and Compensation Committee, effective July 22, 2024, succeeding Ms. Coelho as Chair of the Audit Committee. Mr. Cassidy most recently served as the Chief Financial Officer of Arvinas (NASDAQ: ARVN) through February 2024, where he led the company through numerous private and public financings as well as multiple business development transactions.

“I want to thank Joern Aldag and Reinhard Kandera for their contributions to HOOKIPA and wish them all the best for the future. I am also pleased to welcome Mr. Cassidy to our Board. He brings extensive financial experience that will help HOOKIPA in its next phase of development,” Dr. van de Winkel concluded.

About Dr. Malte Peters

Dr. Malte Peters has over two decades of experience as an executive in the pharmaceutical and biotech industries. He is among the most knowledgeable translational research and clinical development leaders in the industry, with deep operational and medical experience in oncology and immunology. Dr. Peters joined HOOKIPA’s Board of Directors in January 2023 and served as the Company’s interim Senior Clinical Advisor following the departure of the Chief Medical Officer in 2023. While in the role, Dr. Peters oversaw the implementation of an experienced drug development leadership team, as well as the development of the pivotal HB-200-004 protocol endorsed by FDA.

Dr. Peters most recently served as Chief Research and Development Officer at MorphoSys, where he oversaw the company’s research and development pipeline, including the design and execution of three pivotal studies leading to global regulatory approval of Monjuvi/Minjuvi. Prior to MorphoSys, Dr. Peters was Global Head of Clinical Development of the biopharmaceuticals business unit of Sandoz in Germany. Dr. Peters also spent 12 years in leadership positions at Novartis Oncology, including Vice President, Clinical Head and Site Head for Basel, East Hanover and Shanghai. While at Novartis, he was responsible for multiple development programs and clinical trials, contributing to the approval of 28 cancer therapies.

Dr. Peters serves on the Board of Directors at Tango Therapeutics and is a Strategic Alliance Officer for the European Organisation for Research and Treatment of Cancer (EORTC).

Dr. Peters is board certified in internal medicine. He earned his medical degree from Freie Universität in Berlin and was trained at the Universities of Padova, Italy and Bochum and Berlin, Germany. He received his habilitation in Internal Medicine from the University of Mainz, Germany.

About Terry Coelho

Terry Coelho has over 35 years of experience as a multinational leader and executive with broad business, strategic, and leadership experience across all areas of finance, business development, investor relations, commercial, and supply chain operations at companies in the pharmaceutical, consumer goods, and chemicals industries. Ms. Coelho joined HOOKIPA’s Board of Directors in April 2023, bringing with her a proven track record of successfully leading business transformations, strategic planning, financings, business and organizational development, and business integration. At HOOKIPA, she has served as Audit Committee Chair and as a member of the Compensation Committee.

Ms. Coelho most recently served as CFO for Gamida Cell (NASDAQ: GMDA), where she led the Company’s M&A and business development efforts and was instrumental in securing a successful strategic restructuring agreement for the Company. Prior to that, Ms. Coelho held a variety of executive leadership roles, including Executive Vice President, Chief Financial Officer and Chief Business Development Officer for CinCor Pharma, Inc., where she successfully led the company through its 2022 IPO and large follow-on offering, as well as prepared the company for its eventual sale to Astra Zeneca. She also has served as Executive Vice President and Chief Financial Officer at BioDelivery Sciences International, and Chief Financial Officer at both Balchem Corporation and Diversey, Inc. Ms. Coelho’s experience includes over seven years at Novartis Pharmaceuticals, primarily with the Oncology division, where she held roles of increasing responsibility focused on business planning and leading the global oncology development finance organization, and 20 years of experience with Mars Incorporated in senior leadership roles, including starting up the Mars chocolate business in Brazil as CEO and General Manager.

Ms. Coelho also serves on the Board of Directors, including as Audit Committee Chair, for both Entero Therapeutics and Inotiv, Inc.

Ms. Coelho graduated summa cum laude from The American University in Washington, D.C. and earned her MBA from the Instituto Brasileiro de Mercado de Capitais (IBMEC) in Rio de Janeiro, Brazil. She is a founding member of the CFO Leadership Council (Charlotte and Raleigh chapters)

About Sean Cassidy

Sean Cassidy brings over 20 years of experience in the biotechnology, pharmaceutical and life sciences industries, most recently serving as the Chief Financial Officer of Arvinas (NASDAQ: ARVN) from July 2013 to February 2024. While at Arvinas, he led the company through numerous private and public financings, including its IPO in 2018, as well as multiple business development transactions with leading pharmaceutical companies including Merck, Genentech, Pfizer and Bayer. Previously, Mr. Cassidy was the Chief Financial officer at Axerion Therapeutics, Chief Financial Officer of CuraGen Corporation, and the Director and Controller of 454 Life Sciences Corporation.

Mr. Cassidy sits on the board of directors of Automera Therapeutics, Abbratech and ReNetx Bio and is a board member of the Friends of Yale New Haven Children’s Hospital, a nonprofit organization that helps improve the health and well-being of pediatric patients and their families. Mr Cassidy is a Certified Public Accountant and holds a Bachelor of Science in accounting and finance and a master’s degree in business administration from the University of Connecticut.

About HB-200

HB-200 is HOOKIPA’s lead oncology candidate engineered with the company’s proprietary replicating arenaviral vector platform. It comprises two single-vector compounds with arenaviral backbones based on lymphocytic choriomeningitis virus (LCMV) and pichinde virus (PICV). Both express the same transgene encoding an E7E6 fusion protein derived from HPV16. HB-200 is an alternating 2-vector immunotherapy designed to further focus the immune response against the encoded antigen.

HB-200 in combination with pembrolizumab received Fast Track Designation from the U.S. Food and Drug Administration and PRIME designation from the European Medicines Agency for the treatment of first-line HPV16+ recurrent/metastatic oropharyngeal squamous cell carcinoma. These designations are supported by preliminary clinical evidence from the Phase 1/2, open-label, clinical trial (NCT04180215) evaluating safety, T cell response, and efficacy based on objective response rate (ORR) and disease control rate (DCR) as defined by RECIST 1.1.

1 Harrington et al. Pembrolizumab With or Without Chemotherapy in Recurrent or Metastatic Head and Neck Squamous Cell Carcinoma: Updated Results of the Phase III KEYNOTE-048 Study. Journal of Clinical Oncology. 2023;41(4);790-802.

About HB-500

HB-500 comprises two genetically engineered replicating vectors based on the arenaviruses Pichinde virus and lymphocytic choriomeningitis virus, respectively. The HB-500 vectors have been engineered to deliver HIV antigens derived from parts of key, immunogenic regions of HIV type 1 (HIV-1) proteins that are highly conserved within HIV-1 clade B variants. The designed immunogens differ from each other by their amino acid sequence allowing for coverage of >80% of circulating HIV-1 viral variants.

About HOOKIPA

HOOKIPA Pharma Inc. (NASDAQ: HOOK) is a clinical-stage biopharmaceutical company focused on developing novel immunotherapies, based on its proprietary arenavirus platform, which are designed to mobilize and amplify targeted T cells and thereby fight or prevent serious disease. HOOKIPA’s replicating and non-replicating technologies are engineered to induce robust and durable antigen-specific CD8+ T cell responses and pathogen-neutralizing antibodies. HOOKIPA’s pipeline includes its wholly owned investigational arenaviral immunotherapies targeting Human Papillomavirus 16-positive cancers, KRAS-mutated cancers, and other undisclosed programs. In addition, HOOKIPA aims to develop functional cures of HBV and HIV in collaboration with Gilead. Find out more about HOOKIPA online at www.hookipapharma.com.

Forward Looking Statements

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “anticipates”, “believes,” “expects,” “plans,” “potential,” “target,” “will,” “would” or similar expressions and the negative of those terms. Forward-looking statements in this press release include HOOKIPA’s statements regarding the potential of its product candidates to positively impact quality of life and alter the course of disease in the patients it seeks to treat, HOOKIPA’s plans, strategies, expectations and anticipated milestones for its preclinical and clinical programs, and the probability of successfully developing and receiving regulatory approval for its product candidates, including accelerated approval for HB-200. Such forward-looking statements involve substantial risks and uncertainties that could cause HOOKIPA’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including HOOKIPA’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, plans and timelines for the preclinical and clinical development of its product candidates, including the therapeutic potential, clinical benefits and safety thereof, the timing, success and data announcements of current ongoing preclinical and clinical trials, the ability to initiate new clinical programs, the risk that the results of current preclinical studies and clinical trials may not be predictive of future results in connection with current or future preclinical and clinical trials, including those for HB-200, HB-700, HB-400 and HB-500, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, HOOKIPA’s ability to successfully establish, protect and defend its intellectual property, HOOKIPA’s ability to achieve the expected benefits of its strategic reprioritization and other matters that could affect the sufficiency of existing cash to fund operations. HOOKIPA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see HOOKIPA’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as discussions of potential risks, uncertainties, and other important factors in HOOKIPA’s subsequent filings with the Securities and Exchange Commission, which are available on the SEC’s website at https://sec.gov and HOOKIPA’s website at www.hookipapharma.com. Except as specifically noted otherwise, all information in this press release is as of the date of the release, and HOOKIPA undertakes no duty to update this information unless required by law.

Availability of Other Information About HOOKIPA

Investors and others should note that we announce material financial information to our investors using our investor relations website, https://ir.hookipapharma.com/, SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media, to communicate with our investors and the public about our company, our services and other issues. It is possible that the information we post on social media could be deemed to be material information. Therefore, we encourage investors, the media, and others interested in our company to review the information we post on the social media channels listed on our investor relations website.

For further information, please contact:

Investors

Michael Kaiser

michael.kaiser@hookipapharma.com

+1 (917) 984-7537

Media

Tom Davies / Emma Young

tom.davies@kekstcnc.com / emma.young@kekstcnc.com